Exhibit 99.1

Allscripts: Dan Michelson Chief Marketing Officer 312-506-1217 dan.michelson@allscripts.com	Bill Davis Chief Financial Officer 312-506-1211 bill.davis@allscripts.com

FOR IMMEDIATE RELEASE

Allscripts Reports First Quarter 2005 Results

Clinical Software Sales Increase by 52% Over Prior Year

CHICAGO, IL – April 26, 2005 – Allscripts Healthcare Solutions, Inc. (Nasdaq: MDRX), the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare, announced its results for the three months ended March 31, 2005.

Total revenue for the three months ended March 31, 2005, was $26.2 million, compared to $23.2 million for the same period last year. Revenue from software and related services for the three months ended March 31, 2005, was $14.3 million, compared to $8.9 million for the same period last year, increasing by approximately 61%.

Gross margin was approximately 46.4% for the first quarter of 2005, compared to 39.5% during the first quarter of 2004.

Net income for the three months ended March 31, 2005, was $1.3 million, or $0.03 per diluted share, compared to net income of $0.3 million or $0.01 per diluted share for the same period last year.

As of March 31, 2005, the Company had cash and marketable securities of $130.4 million.

“The strong momentum in clinical software sales continued in the first quarter,” commented Glen Tullman, Chief Executive Officer of Allscripts. “Electronic Health Records are becoming a standard of care and Allscripts has firmly established a leadership role in this market. What is exciting is that we are still at the front end of this opportunity.”

Allscripts will conduct a conference call on Tuesday, April 26, 2005, at 4:30 PM eastern time. The conference call can be accessed by dialing 1-800-374-0526, or via the Internet at www.allscripts.com. A recording of the conference call will be available for review through May 20, 2005, at www.allscripts.com or by calling 1-800-642-1687, ID # 5386926.

About Allscripts

Allscripts Healthcare Solutions (Allscripts) is the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. The Company’s business groups provide unique solutions that inform, connect, and transform healthcare. The Clinical Solutions Group’s award-winning clinical software applications include Electronic Health Record (EHR), e-prescribing and document imaging solutions. Additionally, Allscripts provides healthcare product education and connectivity solutions for physicians and patients through its Physicians Interactive Group and medication fulfillment services through its Medication Services Group. Visit Allscripts on the Web at www.allscripts.com.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts’ actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts, see the Company’s 2004 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Balance Sheets

(amounts in thousands)

(Unaudited)

Assets	March 31, 2005	December 31, 2004

Current assets
Cash and cash equivalents	$25,262	$16,972
Marketable securities	34,058	22,796
Accounts receivable, net	23,278	21,382
Other receivables	607	627
Inventories	2,169	2,372
Prepaid expenses and other current assets	3,815	3,571

Total current assets	89,189	67,720

Long-term marketable securities	71,066	88,471
Software development costs, net	6,155	6,270
Fixed assets, net	2,423	2,366
Intangible assets, net	24,151	24,546
Other assets	5,169	4,804

Total assets	$198,153	$194,177

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$4,527	$5,981
Accrued expenses	10,474	12,218
Deferred revenue	17,097	14,607

Total current liabilities	32,098	32,806

Other liabilities	256	178
Long-term debt	82,500	82,500

Total liabilities	114,854	115,484

Stockholders’ equity	83,299	78,693

Total liabilities and stockholders’ equity	$198,153	$194,177

Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenue:
Prepackaged medications	$9,835	$11,184
Software and related services	14,310	8,895
Information services	2,050	3,076

Total revenue	26,195	23,155

Cost of revenue:
Prepackaged medications	7,723	8,753
Software and related services	5,124	3,512
Information services	1,181	1,744

Total cost of revenue	14,028	14,009

Gross Profit	12,167	9,146

Operating expenses:
Selling, general and administrative expenses	10,357	8,760
Amortization of intangibles	436	429

Income/(loss) from operations	1,374	(43)

Interest expense	(907)	—
Interest income	877	217
Other income (expense), net	(10)	93

Income before income taxes	1,334	267
Income taxes	—	—

Net Income	$1,334	$267

Net income per share—basic	$0.03	$0.01

Net income per share—diluted	$0.03	$0.01

Weighted average shares of common stock outstanding used in computing basic net income per share	39,073	39,169

Weighted average shares of common stock outstanding used in computing diluted net income per share	42,171	41,869